Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 14, 2018, with respect to the consolidated financial statements of GlobalSCAPE, Inc. for the years ended December 31, 2016 and 2015, included in the Annual Report of GlobalSCAPE, Inc. on Form 10-K/A for the year ended December 31, 2016. We hereby consent to the incorporation by reference of said report in the Registration Statements of GlobalSCAPE, Inc. on Forms S-8 (File No. 333-61180, effective May 17, 2001; File No 333-61160, effective May 17, 2001, File No. 333-145771, effective August 29, 2007: File No. 333-168871, effective August 16, 2010; and File No. 333-204163, effective May 14, 2015).

/s/ Weaver and Tidwell, L.L.P.,
Austin, Texas
June 14, 2018